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                                                                  EXHIBIT 99(ii)


                    Report of Independent Public Accountants
                    ----------------------------------------

To the Stockholders and Board of Directors of GF Bancorp, Inc.

         We have audited the accompanying consolidated statement of financial condition of GF BANCORP, INC. (a Delaware corporation) and subsidiary as of March 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GF Bancorp, Inc. and subsidiary as of March 31, 1996, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

Cincinnati, Ohio
May 3, 1996

                                /s/ Arthur Andersen LLP

                                    Arthur Andersen LLP